Exhibit 99.2

TITLE: Once-Daily PSI-7977 Plus Peg/RBV in Treatment-naïve Patients with HCV GT1: Robust End of Treatment Response Rates are Sustained Post-treatment

AUTHORS (FIRST NAME, LAST NAME): Eric Lawitz1, Jacob P. Lalezari2, Tarek Hassanein3, Kris V. Kowdley4, F. Fred Poordad5, Aasim M. Sheikh6, Nezam H. Afdhal7, David Eric Bernstein8, Edwin DeJesus9, Bradley Freilich10, David R. Nelson11, Douglas T. Dieterich12, Ira M. Jacobson13, Donald Jensen 14, Gary A. Abrams15, Jama M. Darling16, Maribel Rodriguez-Torres17, K. Rajender Reddy18, Mark S. Sulkowski19, Natalie H. Bzowej20, Michael P. DeMicco21, James S. Strohecker22, Robert H. Hyland23, Michael Mader23, Efsevia Albanis23, William T. Symonds23, M. Michelle Berrey23

Institutional Author(s):

INSTITUTIONS (ALL): 1. Alamo Medical Research, San Antonio, TX, United States.

2. Quest Clinical Research, San Francisco, CA, United States.

3. Southern California Liver Ctr, Coronado, CA, United States.

4. VMMC, Seattle, WA, United States.

5. Cedars Sinai Med Ctr, Los Angeles, CA, United States.

6. GI Specialists of Georgia, Marietta, GA, United States.

7. Beth Israel Deaconess, Boston, MA, United States.

8. North Shore University Hospital, Manhassett, NY, United States.

9. OIC, Orlando, FL, United States.

10. Kansas City Gantroenterology and Hepatology, LLCG, Kansas City, MO, United States.

11. University of Florida, Gainesville, FL, United States.

12. Mount Sinai, New York, NY, United States.

13. Cornell University, New York, NY, United States.

14. University of Chicago, Chicago, IL, United States.

15. Alabama Liver and Digestive Specialists, Montgomery, AL, United States.

16. University of North Carolina, Chapel Hill, NC, United States.

17. Fundacion de Investigacion De Diego, San Juan, PR, United States.

18. University of Pennsylvania, Philadelphia, PA, United States.

19. Johns Hopkins University, Lutherville, MD, United States.

20. California Pacific Medical Center, San Francisco, CA, United States.

21. ACRI, Anaheim, CA, United States.

22. Columbia Gastroenterology, Columbia, SC, United States.

23. Pharmasset, Inc., Princeton, NJ, United States.

ABSTRACT BODY: Background: PSI-7977 (uridine nucleotide analog) is being studied in PROTON, a Phase 2b dose-ranging study of PSI-7977 with pegylated-interferon alfa-2a/ribavirin (PEG/RBV) in patients with HCV genotype 1 (GT1). 98% RVR and 96% cEVR were reported for this GT1 population (EASL 2011). Methods: Treatment-naïve, non-cirrhotic patients with HCV GT1, stratified by IL28B SNP (rs12979860), were randomized 2:2:1 to PSI-7977 200mg, 400mg, or placebo (pbo), plus PEG/RBV for 12 weeks, followed by 12 or 36 weeks PEG/RBV if HCV RNA 〈LOD Wk4 to Wk12. Results: 121 patients were enrolled with mean BL HCV RNA 6.5 log10 IU/mL and 41% IL28B genotype CC. 48 received PSI-7977 200mg, 47 received 400mg, 26 received pbo, all with PEG/RBV. Safety of PSI-7977 regimens was previously reported and was similar to pbo/PEG/RBV with no new safety events including 4 subjects receiving PSI-7977 400mg who discontinued prior to Wk12 and were 〈LOD at time of discontinuation: 2 were lost to follow-up, 1 relapsed after therapy was discontinued at Wk2, and the fourth is currently at SVR8. One subject receiving PSI-7977 200mg failed to achieve RVR (HCV RNA was 49 IU/mL at Wk4). In the 400mg group, no viral breakthrough or post-treatment relapse occurred in any subject receiving 12 weeks of therapy. In the 200mg group, 3 subjects experienced viral breakthrough while receiving PEG/RBV 4-8 weeks after discontinuing PSI-7977 200mg at Wk12, and 1 subject relapsed 4 weeks after discontinuing all therapy at Wk24. All four had the IL28B CT SNP. 5 subjects are completing PEG/RBV therapy and all who completed therapy remain with HCV RNA 〈LOD, except as noted above. Conclusions: PSI-7977 200mg or 400mg QD with PEG/RBV demonstrated potent on-treatment antiviral activity in treatment-naïve patients with HCV GT1. Greater efficacy of 400mg over 200mg is demonstrated by, three viral breakthroughs (between Wk12 and Wk24 while receiving PEG/RBV) and 1 relapse in the 200mg group, compared with no breakthrough or relapse in the 400mg group. Complete SVR12 data will be presented.

ITT Results	200mg PSI-7977/ PEG/RBV (n=48)	400mg PSI-7977/ PEG/RBV (n=47)	PEG/RBV (n=26)
eRVR	47/48	43/47	5/26
EOT Response*	42/45	40/43	-
Relapse	1/30	0/30	-
SVR4	26/30	27/30	-

*	A 24-week treatment regimen is ongoing for 2 subjects in the 200mg group and 3 subjects in the 400mg group. PEG/RBV subjects were not eligible for a shortened regimen. Denominators for EOT and later reflect the subjects who have reached that time point. Treatment failures and premature discontinuations are carried forward at subsequent time points.